DIP LOAN AND SECURITY AGREEMENT
By and Between
BIORESTORATICE THERAPIES, INC., as Borrower
And
PHOENIX CELL GROUP HOLDINGS, LLC, as Lender

Dated: March 19, 2020

TABLE OF CONTENTS
1.	DEFINITIONS
1.1 Defined Terms
1.2 Accounting Terms
1.3 UCC Terms
2.	THE NEW MONEY DIP LOAN: USE OF PROCEEDS
2.1 New Money DIP Loan
2.2 Disbursement at Closing and Use of Proceeds
2.3 Conditions to Withdrawal from Funding Account
2.4 Closing
3.	INTEREST RATE
3.1 Interest on the New Money DIP Loan
3.2 Default Interest
3.3 Post Judgment Interest
3.4 Calculation
3.5 Limitation of Interest to Maximum Lawful Rate
4.	PAYMENTS AND FEES
4.1 Payments on the New Money DIP Loan
4.2 Costs and Expenses
4.3 Prepayment of New Money DIP Loan
4.4 Payment Method
4.5 Application of Payments
4.6 Reporting
4.7 Indemnity
5.	SECURITY: COLLECTION OF RECEIVABLES AND PROCEEDS OF COLLATERAL
5.1 Acknowledgement of the Validity, Priority and Amount of Lender’s Existing Loans
5.2 Security for the New Money DIP Loan and Existing Loans

5.3 General
6.	REPRESENTATIONS AND WARRANTIES
6.1 Valid Organization, Good Standing and Qualification
6.2 Licenses
6.3 Liens
6.4 Due Authorization; No legal Restrictions
6.5 Enforceability
6.6 Title to Collateral
6.7 Current Compliance
6.8 Intellectual Property
6.9 Characterization of Obligations Post Entry Date
6.10 Bankruptcy Order
6.11 Accuracy of Representations and Warranties
6.12 Survival; Reliance
7.	GENERAL COVENANTS
7.1 Payment of Principal, Interest and Other Amounts Due
7.2 Disposition of Assets
7.3 Merger; Consolidation; Business Acquisitions; Subsidiaries
7.4 Taxes; Claims for Labor and Materials
7.5 Liens
7.6 Existence; Approvals; Qualification; Business Operations; Compliance with Laws
7.7 Maintenance of Properties and Intellectual Properties
7.8 Insurance
7.9 Amendment to Certificate or Formation
7.10 Transactions with Affiliates
7.11 Restrictions on Transfer
7.12 Name; Address or State of Organization Change
7.13 Notices

7.14 Additional Documents and Future Actions
7.15 Material Adverse Contracts
7.16 Restrictions on Use of Proceeds
7.17 Bankruptcy Court Order
7.18 Cooperation and Access
7.19 Sole Purpose
7.20 Environmental Matters
7.21 Bankruptcy
8.	CONDITIONS OF CLOSING
8.1 Loan Documents
8.2 Compliance with DIP Budget
8.3 General Release
8.4 Representations and Warranties
8.5 No Default
8.6 Bankruptcy Court Order
8.7 Review of Material
8.8 Entry of Orders
8.9 Consents
8.10. No Restriction
8.11 Costs and Expenses
8.12 No Material Adverse Change
8.13 Cash Collateral
8.14 Insurance
8.15 No Trustee or Examiner
8.16 Full Compliance with Bankruptcy Court Orders
8.17 Priority of Security Interests
8.18 Definition
8.19 Conditions Subsequent to Closing

9.	DEFAULT AND REMEDIES
9.1 Events of Default
9.2 Remedies
9.3 Delay or Omission Not Waiver
9.4 Remedies Cumulative; Consents
9.5 Certain Fees, Costs, Expenses, Expenditures and Indemnification
9.6 Time is of the Essence
9.7 Sale or Other Disposition of Collateral
9.8 Set-Off
9.9 Turnover of Property Held by Lender
10.	COMMUNICATIONS AND NOTICES
10.1 Communications and Notices
11.	WAIVERS
11.1 Waivers
11.2 Forbearance
11.3 Limitation on Liability
12.	SUBMISSION TO JURISDICTION
12.1 Submission to Jurisdiction
13.	USA PATRIOT ACT PROVISIONS
13.1 USA Patriot Act Notice
14.	MISCELLANEOUS
14.1 Brokers
14.2 Use of Lender's Name
14.3 No Joint Venture
14.4 Survival
14.5 No Assignment by Borrower
14.6 Assignment or Sale by Lender
14.7 Binding Effect

14.8 Severability
14.9 No Third Party Beneficiaries
14.10 Modifications
14.11 Holidays
14.12 Law Governing
14.13 Integration
14.14 Exhibits and Schedules
14.15 Headings
14.16 Counterparts
14.17 Effect of Financing Orders
14.17 Waiver of Right to Trial by Jury

DIP LOAN AND SECURITY AGREEMENT

THIS DIP LOAN AND SECURITY AGREEMENT (the “Loan Agreement" or “DIP Loan Facility”) is made effective as of March 19, 2020, by and between BIORESTORATIVE THERAPIES, INC., as “Borrower” or “Company”, and PHOENIX CELL GROUP HOLDINGS, LLC, as “Lender” or “DIP Lender”.
WITNESSETH

WHEREAS, Lender is the owner and holder of the Existing Loans (defined below) executed and delivered by Borrower, which Existing Loans are secured by the Existing Liens (defined below);
WHEREAS, on within one Business Day of the date hereof (such date, the “Filing Date”), Borrower shall commence a voluntary Chapter 11 bankruptcy case under the Bankruptcy Code (as defined below) (the “Chapter 11 Case”), in the United States Bankruptcy Court for the Eastern District of New York (the “Bankruptcy Court”);

WHEREAS, in connection with the Chapter 11 Case, Borrower has retained possession of its assets and is authorized under the Bankruptcy Code to continue the operation of its business as a debtor-in-possession;

WHEREAS, Borrower has requested that Lender lend to Borrower the New Money DIP Loan (as defined below), subject to and upon the terms and conditions hereinafter contained, which Loan shall be evidenced by the Note (as defined herein);

WHEREAS, the parties desire, in connection with the New Money DIP Loan, for the Existing Loans (as defined below) to be converted hereunder into a term loan facility comprised of the (i) the New Money DIP Loan and (ii) the aggregate amount of the Existing Loans plus accrued interest and fees due thereunder (collectively, and together with all Costs and Expenses (as defined below), the “Loan”);

WHEREAS, the Loan is to be secured by the Collateral, all as more particularly defined in Section 5 herein;

WHEREAS, the proceeds of the New Money DIP Loan shall be used for (a) working capital and general corporate purposes of Borrower in accordance with the DIP Budget, which for the avoidance of doubt, shall include the purchase of a customary director’s and officer’s liability insurance tail policy in amounts specified in the DIP Budget, (b) United States Trustee fees, (c) Bankruptcy Court approved professional fees and other administrative expenses arising in the Chapter 11 Case, in accordance with the DIP Budget, (d) costs related to the Sale in accordance with the DIP Budget, and (e) interest, fees, costs and expenses incurred in connection with the DIP Loan Facility (including professional fees) due under this DIP Loan Facility and the Note, and expenses incurred by the DIP Lender as provided by this DIP Loan Facility and the Note (in each case under this subsection, whether or not such amounts are reflected in the DIP Budget);

WHEREAS, Lender has agreed to make the New Money DIP Loan to Borrower on the terms and conditions hereinafter set forth; and

WHEREAS, capitalized terms used herein will have the meanings set forth in
Section 1 of this Loan Agreement.
NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any extensions of credit now or hereafter made to or for the benefit of Borrower by Lender, the parties hereto, intending to be legally bound hereby, agree as follows:
1.	DEFINITIONS.

1.1 Defined Terms. The following words and phrases as used in capitalized form in this Loan Agreement, whether in the singular or plural, shall have the meanings indicated:

(a)
 “Affiliate” means, with respect to any Person, (i) a spouse or member of the immediate family of such Person, (ii) any member, manager, director, officer or partner of such Person, (iii) any corporation, partnership, business, association, limited liability company, firm or other entity of which such Person is a member, manager, director, officer or partner or owns or controls, directly or indirectly, more than twenty percent (20%) of the voting stock or other equity interests; (iv) any Trust in which such Person is a Beneficiary or the Trustee, and (v) any other Person that directly or indirectly controls, is controlled by or is under direct or indirect common control with such first Person.

(b)
“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules and regulations thereunder.

(c)	“Bankruptcy Court Order” shall have the meaning given such term in Section 8.6 hereof.

(d)	“Borrower” shall have the meaning given such term in the introductory paragraph of this Loan Agreement and shall include all permitted successors and assigns of such Person.

(e)	“Business Day” means any day except a Saturday, Sunday or other day on which banks in New York, New York are authorized by law to close.

(f)
 “Carve-Out” shall mean the carve-out from the security interest being granted hereunder to Lender securing the Collateral, which shall be comprised of the following: (i) fees payable to the U.S. Trustee pursuant to 28 U.S.C. § 1930(a)(6) or to the Clerk of the Bankruptcy Court (collectively, the “Case Administration Fees”), (ii) unpaid professional fees and expenses (“Professional Fees”) payable to each legal or financial advisor retained by the Debtor and the Creditors’ Committee that are incurred or accrued prior to the date of the occurrence of an Event of Default, but in all events in an amount not to exceed the aggregate amount(s) allocated to each such professional in the DIP Budget as approved by the Bankruptcy Court, and ultimately allowed by the Bankruptcy Court pursuant to sections 330, 331 and 503 of the Bankruptcy Code or any other order of the Bankruptcy Court (whenever such fees may be actually incurred prior to an Event of Default, which shall remains unaltered after payment of interim fees made before an Event of Default, except as set forth below; (iii) $7,500 (earmarked for use by a Chapter 7 Trustee in the event of conversion), (iv) up to an additional $10,000 for Professional Fees following an Event of Default, and (v) the Case Administration Fees accrued and unpaid on or after the occurrence of an Event of Default, in each case of the foregoing (i) through (v), solely to the extent the amount of each such item does not exceed the applicable amount set forth for such item in the  DIP Budget; provided, however, that nothing herein shall be construed to impair the ability of Lender or any other party to object to the fees, expenses, reimbursement or compensation described above.

(i)	“Chapter 11 Case” shall have the meaning given in the Recitals.

(j)	“Collateral” shall have the meaning given such term in Section 5.3 of this Loan Agreement.
(k)	“Conditions Precedent to Closing” shall have the meaning
given such term in Section 8.18 of this Loan Agreement.
(l)	“Conditions Subsequent to Closing” shall have the meaning given such term in Section 8.20 of this Loan Agreement.

(m)
“Copyrights” means all of Borrower’s and Borrower’s subsidiaries’ rights, title and interests (and all related IP Ancillary Rights) arising under any law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

(n)	“Corporation” means a corporation, partnership, limited liability company, trust, unincorporated organization, association, joint stock company or joint venture.

(o)	“Costs and Expenses” shall have the meaning given such term in Section 4.2 of this Loan Agreement.

(p)	“Default” means any event which with the giving of notice, passage of time or both, would constitute an Event of Default.

(q)	“Default Rate” shall have the meaning given such term in Section 3.2 hereof.

(r)
“DIP Budget” shall mean that certain budget attached hereto as Exhibit B, that covers the 13 calendar weeks including and following the date of such Budget and that sets forth on a weekly basis the anticipated receipts and disbursements of Borrower and the anticipated sources and uses of cash, including the proceeds of this DIP Loan Facility (the “Cash Flow Projection”), setting forth Borrower’s necessary expenses for the period from the Petition Date. During Borrower’s Chapter 11 Case, no later than two weeks prior to the end of the current 13 week budget, Borrower shall present a proposed 13 week budget for the following 13 weeks, which must be satisfactory to Lender. The DIP Budget shall provide for permitted budget variances of 10% per line item or an aggregate budget variance in excess of an amount to be determined with respect to each calendar month (the “Permitted Variances”).

(s)	“Entry Date” shall have the meaning given such term in Section 8.6 of this Loan Agreement.

(t)	“Event of Default” means each of the events specified in Section 9.1 of this Loan Agreement.

(u)
“Existing Loans” shall mean all monies due and owing from Borrower  under, collectively, (i) that certain Promissory Note in the principal sum of $500,000.00 dated June 30, 2016 (as amended on July 5, 2017, as further amended on November 17, 2018, as further amended on November 20, 2018, and as further amended on December 17, 2019, the “Tuxis Note”), issued by Borrower to Tuxis Trust, (ii) that certain Promissory Note in the principal sum of $175,000.00, dated July 13, 2017 (as amended on November 17, 2018, as further amended on November 20, 2018, and as further amended on December 17, 2019), issued by Borrower to Lender (the “Desmarais Note”), (iii) that certain Promissory Note in the principal sum of $320,200.49, dated February 20, 2020, issued by Borrower to Lender (the “First February Bridge Note”), and (iv)  that certain Promissory Note in the principal sum of $33,561.50, dated February 26, 2020 (the “Second February Bridge Note”, and, together with the Tuxis Note, the Desmarais Note, and the First February Bridge Note, the “Existing Secured Notes”), issued by Borrower to Lender, or such lesser amount as may be authorized pursuant to an interim or final order of the Bankruptcy Court.

(i)
“Existing Liens” shall mean, collectively, the liens against the Property created by (i) that certain Security Loan Agreement dated July 13, 2017 and recorded with the Delaware Department of State and with the United States Patent and Trademark Office, securing the Tuxis Note and the Desmarais Note; and (ii) that certain Security Loan Agreement dated February 20, 2020 (as amended February 26, 2020)  and recorded with the Delaware Department of State, and with the United States Patent and Trademark Office, securing the First February Bridge Note and the Second February Bridge Note (said Security Loan Agreements, together with the Loan Agreements between Borrower and Lender with respect to the Existing Loans, the Existing Secured Notes evidencing the Existing Loans and any and all other documents or instruments by Borrower in favor of Lender evidencing and/or securing all or any part of the Existing Loans, are collectively referred to herein as the “Existing Loan Documents”).

(j)	“Filing Date” shall have the meaning given to such term in the Recitals hereto.

(k)	“Final Order” shall have the meaning given such term in the definition of “Maturity Date” in this Section 1.1.

(l)	“Final Financing Order” shall have the meaning given such term in Section 8.6 hereof.

(m)
“Financing Order” means the Interim Financing Order and such other interim, final, permanent and/or supplemental orders entered by the Bankruptcy Court after notice pursuant to Section 364 of the Bankruptcy Code relating thereto or authorizing the granting of credit by Lender to Borrower, including the Final Financing Order.

(n)	“GAAP” means generally accepted accounting principles in the United States of America, in effect from time to time, consistently applied and maintained.

(o)
“Intellectual Property” means all of Borrower’s or any of Borrower’s subsidiaries’ rights, title and interests in or relating to (a) intellectual property and industrial property arising under any law, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names and Trade Secrets, (b) all IP Ancillary Rights relating thereto and (c) IP Licenses.

(p)
“IP Ancillary Rights” means, with respect to any Intellectual Property (of the type described in clauses (a) and (c) of the definition of Intellectual Property), as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

(q)
“IP License” means all contractual obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property of the type described in clause (a) of the definition of Intellectual Property.

(r)	“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any law in or relating to internet domain names.

(s)	“Interest Rate” shall have the meaning given such term in Section 3.1 hereof.

(i)	“Interim Financing Order” shall have the meaning given such term in Section 8.6 hereof.

(j) “Legal Requirements” shall  mean  all  statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of governmental authorities affecting the Property or any part thereof, or the construction, use, alteration, ownership or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, Existing Loan Agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

(k) “Lender” shall have the meaning given such term in the introductory paragraph of this Loan Agreement and shall include all permitted successors and assigns of such Person.

(l) “Lender’s Liens” shall have the meaning given such term in Section 5.2 hereof.

(m)
“Lender Indebtedness” shall mean all obligations and Indebtedness of Borrower to Lender or any Affiliate of Lender, whether now or hereafter owing or existing, including, without limitation, all obligations under the Existing Loan Documents, this Loan Agreement, all other obligations or undertakings now or hereafter made by or for the benefit of Borrower to or for the benefit of Lender or any Affiliate of Lender under any other Loan Agreement, promissory note or undertaking now existing or hereafter entered into by Borrower with Lender or any such Affiliate, together with all interest and other sums payable in connection with any of the foregoing.

(n)	“Loan” shall have the meaning given such term in the recitals hereto.

(o)
“Loan Documents” means this Loan Agreement and the Note, the Existing Secured Notes, and all other documents executed or delivered by Borrower or any other Person pursuant to the Existing Secured Notes, this Loan Agreement or in connection therewith, as they may be amended, modified or restated from time to time.

(p) “Material Adverse Effect” means a material adverse effect (i) on the business, operations, assets, revenues, management, liabilities, prospects or financial condition of Borrower, (ii) in the value of or the perfection or priority of Lender's Liens upon the Collateral, or (iii) in the ability of Borrower to perform its obligations under the Loan Documents, or (iv) on the rights and remedies of Lender under this Loan Agreement, any security document, any other Loan Document or any Financing Order.

(q) “Maturity Date” shall mean,  unless  otherwise  accelerated  pursuant to Section  9 hereof, the earliest to occur of (a) September 30, 2020, (b) the date that is 30 days after entry of the Interim Financing Order if the final order approving the DIP Loan Facility (the “Final Order”) has not been entered by the Bankruptcy Court, (c) the date of Bankruptcy Court approval of, or acceptance by Borrower (following the Sale or otherwise) of any bid for all or a material portion of the assets of Borrower other than a bid by the DIP Lender, which does not provide that all obligations under the DIP Loan Facility are paid in full in cash upon consummation of such sale transaction, (d) the termination by the DIP Lender upon the occurrence of an Event of Default under the DIP Loan Facility and (e) the closing of the Sale.

(r) “New Money DIP Loan” shall have the meaning given such term in Section 2.1.

(s) “Note” shall have the meaning given such term in Section 2.1 hereof.

(t) “Patents” means all of such Borrower’s right, title and interest in and to (a) any and all patents and patent applications; (b) all inventions described and claimed therein; (c) all reissues, reexaminations, substitutions, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past, present and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

(u) “Person” means an individual, corporation, partnership, limited liability company or any other Entity as that term is defined in the Bankruptcy Code.

(v) “Sale” shall have the meaning given such term in Section 9.1 hereof.

(w) “Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

(x) “Subsidiary” means a Corporation (i) which is organized under the laws of the United States or any State thereof, or any other county or jurisdiction, (ii) which conducts substantially all of its business and has substantially all of its assets within the United States and (iii) of which more than fifty percent (50%) of its outstanding voting stock of every class (or other voting equity interest) is owned by Borrower or one or more of its Subsidiaries.

(y) “Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any law in or relating to trade secrets.

(z) “Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

1.2 Accounting Terms.As used in this Loan Agreement, or any certificate, report or other document made or delivered pursuant to this Loan Agreement, accounting terms not defined elsewhere in this Loan Agreement shall have the respective meanings given to them under GAAP.

1.3 UCC Terms. All terms used herein and defined in the Uniform Commercial Code as in effect in the State of New York from time to time shall have the meanings given therein unless otherwise defined herein.

2.	THE LOAN; USE OF PROCEEDS

2.1
New Money DIP Loan. Provided all conditions in Section 8 are satisfied, Lender agrees, subject to the terms and conditions hereinafter set forth, to advance to Borrower up to One Million Four Hundred Twenty-Four Thousand and Two Hundred Seventy-Three Dollars ($1,424,273.37) (the “New Money DIP Loan”). Borrower's obligation to repay the Loan (including, for the avoidance of doubt, the Existing Loans) shall be evidenced by that certain promissory note made and issued by Borrower in favor of Lender, substantially in the form attached hereto as Exhibit A (the “Note”). The maximum Principal Balance (as defined below) of the Loan and the amount of the Note is $2,775,628.12.

2.2
Disbursement at Closing. Lender shall disburse Seven Hundred Fifty Thousand Dollars ($750,000.00) of the New Money DIP Loan proceeds at the Closing (the “Closing Disbursement”) into an account for the benefit of Borrower (the “Funding Account”).

2.3
Advances of the Remaining New Money DIP Loan. The remainder of the New Money DIP Loan (“Remaining New Money DIP Loan”) shall be in the form of multiple advances (each, an “Advance” and all Advances, collectively, the “Advances”), as may be made from time to time as follows:

(a)
Each Advance shall be in the minimum sum of at least $60,000.00 and in denominations of $60,000.00; provided that if the difference between the amount remaining at the time of the Advance of the Remaining New Money DIP Loan is less than $60,000.00, an Advance may be made for the amount of such difference.

(b)
To request an Advance, Borrower shall notify Lender by delivering to Lender an executed advance request in the form attached to the Note as Exhibit A thereto (an “Advance Request”) at the Lender’s address as set forth in this Loan Agreement or by electronic mail sent to Lender at his email address set forth in this Loan Agreement in portable document format (PDF), identifying the amount of the requested Advance, by not later than two (2) Business Days before the Business Day that the Advance is to be funded by the Lender. Upon receipt of an Advance Request, the Lender shall, subject to the terms and conditions of the Note and this Loan Agreement, reasonably promptly disburse the amount requested in such Advance Request on the date set forth by Borrower in such Advance Request into the Funding Account; provided, that the Lender shall not be obligated to disburse any Advances in respect of an Advance Request if (i) an Event of Default shall have occurred as of such time (or would occur as the result of making such Advance), or (b) making such Advance would, in the Lender’s reasonable discretion, violate any provision of the Note, this Loan Agreement, any Bankruptcy Court Order or applicable law.

(c)
Contemporaneously with the disbursement of each Advance, the Lender shall provide a statement of account to the Company by electronic mail at the Company’s address as set forth in the Loan Agreement, which statement shall include the current Principal Balance (after giving effect to the requested Advance) together with any interest or other fees accrued and payable thereunder.

(d)	At no time will the Company request any Advances if the requested Advances would cause the outstanding Principal Balance to exceed the Maximum Principal Balance.

2.4
Use of Proceeds. Withdrawals from the Funding Accounts shall be used to fund the DIP Budget and used only for the following purposes, subject to the Bankruptcy Court Order: (a) working capital and general corporate purposes of Borrower in accordance with the DIP Budget, which for the avoidance  of doubt, shall include the purchase of a customary director’s and officer’s liability insurance tail policy in amounts specified in the DIP Budget, (b) United States Trustee fees, (c) Bankruptcy Court approved professional fees and other administrative expenses arising in the Chapter 11 Case, in accordance with the DIP Budget, (d) costs related to the Sale in accordance with the DIP Budget, and (e) interest, fees, costs and expenses incurred in connection with the DIP Loan Facility (including professional fees) due under this DIP Loan Facility and the Note, and expenses incurred by the DIP Lender as provided by this DIP Loan Facility and the Note (in each case under this subsection, (e), whether or not such amounts are reflected in the DIP Budget); provided, however, that nothing herein shall be construed to impair the ability of Lender or any other party to object to the fees, expenses, reimbursement or compensation described above.

2.5
Conditions to Withdrawal from Funding Account.  Each withdrawal by Borrower from the Funding Account shall be conditioned upon (i) the accuracy in all material respects of all representations and warranties contained in this Loan Agreement, (ii) there being no default or Event of Default in existence at the time of, or after giving effect to, such withdrawal (including, but not limited to, with respect to the DIP Budget), and (iii) substantial compliance by the Borrower of all material orders of the Bankruptcy Court. Further, the use of cash and the proceeds under the DIP Facility shall be consistent with projected line items as reflected in the DIP Budget as of the time of such use of proceeds or cash, as applicable, subject to Permitted Variances.

2.6
Closing. The closing hereunder will take place at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036, or by telephone if the Parties so agree, upon the satisfaction of the Conditions Precedent to Closing set forth in Section 8 herein, within no more than twenty-four (24) hours of the entry of an Interim Financing Order by the Bankruptcy Court approving the DIP Loan Facility, unless otherwise extended in writing by Lender and Borrower (the “Closing Date”).

2.7	Rollup of the Existing Loans.

2.7.1
  Acknowledgement of the Validity and Amount of Lender’s Existing Loans. Borrower acknowledges and agrees that (i) each of the Existing Loans is a valid and enforceable obligation of Borrower to Lender without defense, offset or counterclaim of any kind and (ii) as of March 6, 2020, Borrower is indebted to Lender as evidenced by the Existing Loans in the amount aggregating not less than $1,351,354.75.  Lender and Borrower agree that, at the Closing (a) the Existing Loans shall be converted hereunder into a term loan facility comprised of the aggregate amount of the Existing Loans plus accrued interest and fees due thereunder, and that such amounts, collectively with the New Money DIP Loan, shall constitute the Loan made hereunder (such transactions, the “Rollup”); and (b) that the maturity date of each of the Existing Loans is hereby extended until the Maturity Date set forth below, unless accelerated by an Event of Default or otherwise as described herein.

2.7.2
Balance of the Loan; Cancellation of Previously-Issued Promissory Notes.  Borrower and Lender hereby agree that, at the Closing and in connection with the Rollup:  (i) the principal balance of the Existing Loans, together with any and all accrued interest and fees due and payable thereunder, shall be added to the principal amount of the New Money DIP Loan and evidenced by the Note; (ii) all existing promissory notes or other evidence of indebtedness in respect of the Existing Loans shall be marked cancelled, with the Note evidencing all amounts due and payable under the Loan and this Loan Agreement (provided, for the avoidance of doubt, that all of the Existing Liens and other security shall remain in full force and effect as provided in Section 5 hereof); (iii) that any rights and obligations under any cancelled promissory notes or other evidence of indebtedness described by clause (ii) shall, from and after the Closing, be governed by this Loan Agreement and the Note; and (iv) that, for the avoidance of doubt, though the Lender shall only disburse funds in respect of the New Money DIP Loan at the Closing as described by Section 2.2, the Borrower’s obligations under this Loan Agreement and the Note shall reflect the aggregate amount of the Loan (including the Existing Loans and the New Money DIP Loan) as described in this Section 2.5.2 and be governed by this DIP Loan Facility.

2.7.3
Material Component of New Money DIP Loan.  Borrower hereby acknowledges and agrees that the Rollup is a material inducement to Lender’s furnishing of the New Money DIP Loan and performance of its obligations under this DIP Loan Facility, and that the Lender’s willingness to provide the New Money DIP Loan is contingent upon the consummation of the Rollup in connection therewith.

3.	INTEREST RATE.

3.1
Interest on the Loan. Interest shall accrue on the entire outstanding Rollup in the principal sum of $1,351,354.75 plus (i) the $750,000.00 Closing Disbursement and (ii) such additional amounts as are advanced pursuant to the Note (the Rollup, together with the Closing Disbursement and all such advances made hereunder, the “Principal Balance”) at a rate of eight percent (8%) per annum, payable quarterly in arrears or upon the Maturity Date, except that Borrower has the option, upon written notice to Lender to PIK up to 4% of such interest, in each period, by adding it to the principal amount of the DIP Loan Facility (the “Interest Rate”).

3.2
Default Interest. Interest will accrue on the principal balance of the Loan upon the occurrence of an Event of Default or expiration of the Loan at a rate equal to the Interest Rate plus two percent (2%) per annum (the “Default Rate”).

3.3
Post Judgment Interest. Any judgment obtained for sums due hereunder or under the Loan Documents will accrue interest at the applicable Default Rate set forth in Section 3.2 above until Lender is fully paid all monies due to it.

3.4
Limitation of Interest to Maximum Lawful Rate. In no event will the rate of interest payable hereunder exceed the maximum rate of interest permitted to be charged by applicable law in the State of New York and any interest paid in excess of the permitted rate will be refunded to Borrower. Such refund will be made by application of the excessive amount of interest paid against any sums outstanding hereunder and will be applied in such order as Lender may determine. If the excessive amount of interest paid exceeds the sums outstanding, the portion exceeding the sums outstanding will be refunded in cash by Lender.  Any such crediting or refunding will not cure or waive any default by Borrower. Borrower agrees, however, that in determining whether or not any interest payable hereunder exceeds the highest rate permitted by law, any non-principal payment, including without limitation prepayment fees and late charges, will be deemed to the extent permitted by law to be an expense, fee, premium or penalty rather than interest.

4.	PAYMENTS, FEES, REPORTING AND INDEMNITY.

4.1
Payments on the Loan. The entire outstanding principal amount of the Loan, together with all accrued and unpaid interest, Costs and Expenses, and other charges and sums due hereunder and under the other Existing Loan Documents (to the extent not governed by this DIP Loan Facility following the Closing), shall be due and payable in cash at the earliest to occur of the Maturity Date, acceleration under Section 9.2 of this Loan Agreement, or prepayment.

4.2
Costs and Expenses. All reasonable and documented fees, costs, expenses, and disbursements, including reasonable attorneys’ fees and expenses, and financial advisory fees and expenses, incurred by Lender in connection with the negotiation, preparation, documentation, and obtaining Bankruptcy Court approval of this Loan Agreement and of the Loan (including any modifications to such Existing Loan Documents as may be reasonably necessary, at the discretion of the Lender, to effect the Loan), and all those in specified Section 9.5 of this Loan Agreement (“Costs and Expenses”) shall be accrued and added to and become part of the principal amount of the Loan.

4.3	Prepayment of Loan. Borrower may not prepay any principal amount of any Lender Indebtedness prior to the Maturity Date.

4.4
Payment Method. Payments shall be paid by Borrower, without any counterclaim, setoff or deduction whatsoever, by bank check addressed to Lender at 26 Deer Creek Lane, Mt. Kisco, NY 10549, or by wire transfer to Lender pursuant to wire instructions provided by Lender to Borrower, or to such other location as Lender may specify to Borrower from time to time, in immediately available funds, in lawful money of the United States of America.

4.5
Application of Payments. Any and all payments on account of the Loan will be applied first, to pay any accrued but unpaid fees of Lender and any Costs and Expenses and other sums due under the Loan; second to pay Interest on the Loan; and third, to repay the principal amount of the Loan; provided, however, that upon an Event of Default, such payments may be applied in such order as Lender, in its sole discretion, elects. If Borrower makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other Person under the Bankruptcy Code, or any other federal state or local law, rule or regulation, common law or equitable cause, then to the extent of such payment or payments, the obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

4.6
Reporting. Borrower will provide Lender with periodic financial reporting, including, reconciliations of the DIP Budget every four weeks; monthly operating reports required to be filed in the Chapter 11 Case; notice of material events; and all other information reasonably requested by Lender.

4.7
Indemnity. Borrower will indemnify Lender against any loss or expense which Lender sustains or incurs as a consequence of a claim from any third party or as a consequence of an Event of Default, including, without limitation, any failure of Borrower to pay when due (at maturity, by acceleration under Section 9.2 of this Loan Agreement or otherwise) any principal, interest, Costs and Expenses, and any other amount due under this Loan Agreement or the Existing Loan Documents (to the extent not also due and payable hereunder). If Lender sustains or incurs any such loss or expense, it will from time to time notify Borrower in writing of the amount determined in good faith by Lender to be necessary to indemnify Lender for such loss or expense. Such amount will be due and payable by Borrower to Lender within ten (10) days after presentation by Lender of a statement setting forth a brief explanation of and Lender's calculation of such amount, which statement shall be conclusively deemed correct, subject to Borrower’s right to reasonably and promptly contest such amount in good faith. Any amount payable to Lender under this Section will bear interest at the highest default rate payable hereunder from the due date until paid, both before and after judgment.

5.	SECURITY; COLLECTION OF RECEIVABLES AND PROCEEDS OF COLLATERAL.

5.1
Acknowledgement of the Priority and Security of Lender’s Existing Loans and the Loan. Borrower acknowledges and agrees that, with respect to the Existing Loans and immediately prior to the Filing Date, Lender holds a valid, enforceable and properly perfected first priority security interest in all of Borrower’s Collateral, whether now existing or hereafter acquired, as evidenced by the Existing Liens, without defense, offset or counterclaim of any kind. In addition to continuing to secure the Existing Loans, the Existing Liens shall also secure the New Money DIP Loan without the necessity of any additional recording; provided, that Borrower hereby authorizes the Lender to make such any and all such additional recordings, or amendments to the Existing Liens, as may be reasonably necessary, determined at the discretion of the Lender, in connection with the Loans. The Lender’s Liens, Existing Liens and the other security interests referred to herein shall be deemed valid and perfected by entry of the Interim Financing Order and/or the Final Financing Order, as the case may be, and the Lender shall not be required to file any financing documents, mortgages, notices of liens or similar instruments in any jurisdiction or filing office, take possession or control of any Collateral, or take any other action in order to validate or perfect the Lender’s Liens, Existing Liens and the other security interests granted by or pursuant to the Loan Documents, the Interim Financing Order or the Final Financing Order, as the case may be.

5.2
Security for the Loan. The Loan shall also be secured, (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, by a first priority security interest in and lien on all currently owned or hereafter acquired assets and property of the estate (as defined in the Bankruptcy Code), real and personal, of Borrower, with priority over any or all administrative expenses of the kind specified in section 503(b) or 507(b) of the Bankruptcy Code; and (ii) pursuant to Sections 364(c)(2) and 364(d) of the Bankruptcy Code, by a perfected first priority lien on all property of Borrower and Borrower’s bankruptcy estate that, as of the Filing Date, was not subject to the liens in favor of Lender including a first priority lien on all claims and, after the entry of the final order, the proceeds of causes of actions under chapter 5 of the Bankruptcy Code and a pledge of the capital stock or other equity interests of any of Borrower’s subsidiaries. In confirmation of the foregoing, as further security for the full and timely payment and performance of the Loan and all other Lender Indebtedness, Borrower hereby grants to Lender a lien and security interest in all existing and after-acquired property of Borrower of any nature including, without limitation:

(a)
 All present and future accounts, contract rights, chattel paper, deposit accounts, instruments and documents and all other rights to the payment of money whether or not yet earned, whether for services rendered or goods sold, consigned, leased or furnished by Borrower or otherwise (and including, the avoidance of doubt, any receivables payable or paid to Borrower under research grants or similar agreements), together with (i) all goods (including any returned, rejected, repossessed or consigned goods), the sale, consignment, lease or other furnishing of which shall be given or may give rise to any of the foregoing, (ii) all of Borrower's rights as a consignor, consignee, unpaid vendor or other lienor in connection therewith, including stoppage in transit, set-off, detinue, replevin and reclamation, (iii) all guaranties, mortgages, security interests, assignments, and other encumbrances on real or personal property, leases and other Loan Agreements or property securing or relating to any accounts, (iv) choses-in-action, claims and judgments, and (v) any returned or unearned premiums, which may be due upon cancellation of any insurance policies.

(b)
 All present and future inventory of Borrower (including but not limited to goods held for sale or lease or furnished or to be furnished under contracts for service, raw materials, work-in-process, finished goods and goods used or consumed in Borrower's business) whether owned, consigned or held on consignment, together with all merchandise, component materials, supplies, packing, packaging and shipping materials, and all returned, rejected or repossessed goods sold, consigned, leased or otherwise furnished by such Borrower and all embedded software related thereto.

(c)  All present and future general intangibles including, but not limited to, all of Borrower’s payment intangibles, tax refunds and rebates, manufacturing and processing rights, Intellectual Property, Copyrights, IP Ancillary Rights, IP Licenses, Internet Domain Names, Patents, Software, Trade Secrets, Trademarks, designs, service marks, business names, trade dress, slogans, utility models, websites, telephone numbers, patent rights and applications therefor, trademarks and registration or applications therefor, tradenames, brand names, logos, inventions, copyrights and all applications and registrations therefore, licenses, permits, approvals, software and computer programs and software, including all source code, object code, firmware, development tools, files, records, data and all media on which the foregoing is recorded, license and/or franchise rights, royalties, trade secrets, methods, processes, know-how, formulas, techniques, customer lists, databases and other know-how, drawings, specifications, descriptions, label designs, plans, blueprints, patterns and all memoranda, notes and records with respect to any research and development.

(d)
 All present and future machinery, equipment, furniture, fixtures, motor vehicles, tools, dies, jigs, molds and other articles of tangible personal property of every type, whether tangible or intangible and wherever located, together with all parts, substitutions, accretions, accessions, attachments, accessories, additions, components and replacements thereof, and all manuals of operation, maintenance or repair, and all embedded software related thereto.

(e)
 All present and future general ledger sheets, files, books and records, customer lists, books of account, invoices, bills, certificates or documents of ownership, bills of sale, business papers, correspondence, credit files, tapes, cards, computer runs and all other data and data storage systems whether in the possession of Borrower or any service bureau.

(f)
 All present and future letter of credit rights and supporting obligations, including without limitation, all letters of credit and letter of credit rights now existing or hereafter issued naming Borrower as a beneficiary or assigned to Borrower, including the right to receive payment thereunder, and all documents and records associated therewith.

(g)	All present and future deposit accounts of Borrower.

(h)	All present and future financial assets and investment property of Borrower.

(i)	All of Borrower’s commercial tort claims.

(j)
        All property of any Grantor held by any Secured Party, including all property of every description, in the custody of or in transit to such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of any Grantor or as to which any Grantor may have any right or power, including but not limited to cash;

(k)
All funds instruments, documents, policies and evidence and certificates of insurance and rights thereunder, securities, chattel paper and other assets of Borrower or in which Borrower has an interest and all proceeds thereof, now or at any time hereafter on deposit with or in the possession or control of Lender or owing by Lender to Borrower or in transit by mail or carrier to Lender or in the possession of any other Person acting on Lender's behalf, without regard to whether Lender received the same in pledge, for safekeeping, as agent for collection or otherwise, or whether Lender has conditionally released the same, and in all assets of Borrower in which Lender now has or may at any time hereafter obtain a lien, mortgage, or security interest for any reason.

(l)	All products and proceeds of each of the items described in the foregoing subparagraphs (a)-(k) and all supporting obligations related thereto.

All of the security interests and liens granted to Lender pursuant hereto (“Lender’s Liens”) shall be first priority security interests and liens except that Lender's Liens are subject and subordinate to the Carve-Out. Further, it is agreed and understood that (i) the Carve-Out shall not reduce or affect the full amount that is due and owing to Lender under this Loan Agreement, and (ii) nothing herein shall be construed to require Lender, in the event that Borrower’s assets are insufficient to pay any portion of the Carve-Out, to infuse any money in excess of any unfunded amount of the DIP Budget as approved by a Financing Order to pay any portion of the Carve-Out.

5.3	General.

(a)
The collateral described above in Sections 5.1 and 5.2 is collectively referred to herein as the “Collateral”. The above-described security interests, assignments and liens shall continue in full force and effect until all Lender Indebtedness has been repaid, Lender has no Loan Agreement or commitment outstanding pursuant to which Lender may extend credit to or on behalf of Borrower and Lender has executed termination statements or releases with respect thereto. IT IS THE EXPRESS INTENT OF BORROWER THAT ALL OF THE COLLATERAL SHALL SECURE NOT ONLY THE OBLIGATIONS UNDER THE EXISTING LOAN DOCUMENTS AND THIS LOAN AGREEMENT, BUT ALSO ALL OTHER PRESENT AND FUTURE INDEBTEDNESS.

(b)
Borrower agrees that the obligations hereunder shall be entitled to superpriority administrative expense claim status in the Chapter 11 Case pursuant to Section 364(c)(1) of the Bankruptcy Code, superior to and having priority of payment over all administrative expenses of and unsecured claims against Borrower now existing or hereafter arising, of any kind or nature whatsoever, including without limitation all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code (whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment), with priority over any or all administrative expenses of the kind specified in section 503(b) or 507(b) of the Bankruptcy Code, subject only to the Carve-Out.

(c)
The liens and security interests and the administrative priority granted pursuant hereto may be independently granted by the Loan Documents and by other Loan Documents hereafter entered into. This Loan Agreement, the Bankruptcy Court Order and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of Lender hereunder and thereunder are cumulative.

(d)
The liens and security interests referred to in this Loan Agreement shall be deemed valid and perfected by entry of the Bankruptcy Court Order, and entry of the Bankruptcy Court Order shall have occurred on or before the date of the Loan made hereunder. Lender shall not be required to file any financing statements, mortgages, notices of lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the lien and security interest granted by or pursuant to this Loan Agreement, the Bankruptcy Order or any other Loan Document.

6. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants as follows:

6.1 Valid Organization, Good Standing and Qualification. Borrower is duly formed and in good standing under the laws of the state of its formation, is qualified to do business and is in good standing in each jurisdiction in which it is required to be qualified, has full power and authority to execute, deliver and comply with this Loan Agreement and the other  Loan Documents, and to carry on its business as it is now being conducted

6.2
Licenses. Borrower and its respective employees and agents have all rights, licenses, registrations, approvals and other authority as may be necessary to enable Borrower to own its properties and to transact the businesses in which it is now engaged.

6.3
Liens. Except for the Carve-Out, there are no liens, mortgages, security interests or encumbrances against any asset of Borrower, or against any of the Collateral, other than Lender’s Liens held by Lender.

6.4 Due Authorization; No Legal Restrictions. The execution and delivery by Borrower of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and the fulfillment and compliance with the respective terms, conditions and provisions of the Loan Documents have been duly authorized by all action of Borrower and, after entry of the Bankruptcy Court Order, there will be no legal restrictions on Borrower’s authority or power to enter into this Loan Agreement or consummate the transactions contemplated hereby.

6.5 Enforceability. The Loan Documents have been duly executed by Borrower and delivered to Lender and, upon entry of the Bankruptcy Court Order, shall constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their terms, except as enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting creditors' rights generally.

6.6 Title to Collateral. The Collateral is and will be owned by Borrower free and clear of all liens and other encumbrances of any kind (including liens or other encumbrances upon properties acquired or to be acquired under conditional sales Loan Agreements or other title retention devices), excepting only liens in favor of Lender.

6.7 Current Compliance. Borrower is currently in compliance with all of the terms and conditions of the Loan Documents.

6.8 Intellectual Property. Except as otherwise disclosed in writing to Lender, Borrower owns or possesses the irrevocable right to use all of those items constituting the Intellectual Property including, but not limited to all Patents, Trademarks, service marks, trade names, Internet Domain Names, Copyrights, websites, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate Borrower's properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others.

6.9
Characterization of Obligations Post Entry Date. After the Entry Date, the obligations of Borrower pursuant hereto will constitute allowed administrative expenses in the Chapter 11 Case, having priority in payment over all other administrative expenses and unsecured claims against Borrower now existing or hereafter arising, of any kind or nature whatsoever, including without limitation all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code (whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment) subject only to the Carve-Out. Upon entry of the Bankruptcy Court Order, Lender’s Liens shall be valid, perfected and of first priority except that Lender's Liens are subject and subordinate to the Carve-Out. However, it is agreed and understood that (i) the Carve-Out shall not reduce or affect the full amount that is due and owing to Lender under this Loan Agreement, and (ii) nothing herein shall be construed to require Lender, in the event that Borrower’s assets are insufficient to pay any portion of the Carve-Out, to infuse any money in excess of any unfunded amount of the DIP Budget as approved by a Financing Order to pay any portion of the Carve-Out. After the Entry Date, the Bankruptcy Court Order is in full force and effect, and has not been appealed, reversed, stayed, modified or amended absent the written consent of Lender and Borrower.

6.10
Bankruptcy Order. No order has been entered in the Chapter 11 Case (i) for the appointment of a Chapter 11 trustee, (ii) for the appointment of an examiner with enlarged powers (beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code, or (iii) to convert the Chapter 11 Case to a Chapter 7 case or to dismiss the Chapter 11 Case.

6.11 Accuracy of Representations and Warranties. All information submitted by Borrower or its agents to Lender and in all financial statements, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Loan Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. No representation or warranty by Borrower contained herein or in any certificate or other document furnished by Borrower pursuant hereto or in connection herewith contains any untrue statement of material fact or fails to contain any statement of material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can reasonably foresee, might adversely affect the business, operations or condition (financial or otherwise) of Borrower.

6.12
Survival; Reliance. Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Section 6 and elsewhere in this Loan Agreement and in the other Loan Documents shall survive for so long as any portion of the Loan remains owing to Lender. All representations, warranties, covenants and Loan Agreements made in this Loan Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

7.	GENERAL COVENANTS. Borrower will comply with the following:

7.1	Payment of Principal, Interest and Other Amounts Due. Borrower will pay when due all Lender Indebtedness and all other amounts payable by Lender hereunder.

7.2
Disposition of Assets. Borrower will not sell, lease, transfer or otherwise dispose of any of its property or assets, except for sales, leases, transfers and other dispositions pursuant to an Order of the Bankruptcy Court on not less than ten business days’ prior notice to Lender.

7.3
Merger; Consolidation; Business Acquisitions; Subsidiaries. Borrower will not merge into or consolidate with any Person, acquire any material portion of the stock, ownership interests, assets or business of any Person, permit any Person to merge into it, or form any new Subsidiaries, except pursuant to an Order of the Bankruptcy Court on prior notice to Lender.

7.4
Taxes; Claims for Labor and Materials. Borrower will pay or cause to be paid when due all taxes, assessments, governmental charges or levies imposed upon it or its income, profits, payroll or any property belonging to it, including without limitation all withholding taxes.

7.5	Liens.

a. Borrower will not create, incur or permit to exist any mortgage, pledge, encumbrance, lien, security interest or charge of any kind (including liens or charges upon properties acquired or to be acquired under conditional sales Loan Agreements or other title retention devices) on its property or assets, whether now owned or hereafter acquired, or upon any income, profits or proceeds therefrom, except by Order of the Bankruptcy Court on notice to Lender; and

b. Borrower shall not enter into any Loan Agreement with any other Person which shall prohibit Borrower from granting, creating or suffering to exist, or otherwise restrict in any way (whether by covenant, by identifying such event as a default under such Loan Agreement or otherwise) the ability of Borrower to grant, create or suffer to exist, any lien, security interest or other charge or encumbrance upon or with respect to any of its assets in favor of Lender.

7.6 Existence; Approvals; Qualification; Business Operations; Compliance with Laws. Borrower will (a) obtain, preserve and keep in full force and effect its separate existence and all rights, licenses, registrations and franchises necessary to the proper conduct of its business or affairs; and (b) continue to operate its business as presently operated and will not engage in any new businesses without the prior written consent of Lender. Borrower will comply and cause the Property to comply with the requirements of all applicable laws and all rules, regulations (including environmental regulations) and orders of regulatory agencies and authorities having jurisdiction over it.

7.7 Maintenance of Collateral. Borrower shall cause the Collateral to be maintained in a good, safe and insurable condition and in compliance with all applicable Legal Requirements. Borrower will maintain, preserve, protect and keep or cause to be maintained, preserved, protected and kept its real and personal property used or useful in the conduct of its business in good working order and condition, reasonable wear and tear excepted, and will pay and discharge when due the cost of repairs to and maintenance of the same. Borrower shall not commit or suffer any waste of the Collateral or take any action that might invalidate or give cause for cancellation of any insurance covering the Collateral, or do or permit to be done thereon anything that may in any way impair the value of the Collateral or the security for the Loan.

7.8 Insurance. Borrower will carry adequate insurance issued by an insurer acceptable to Lender, which in all cases shall not be less than the insurance required by the Existing Loan Documents and shall comply with all requirements set forth in the Existing Loan Documents. Borrower shall not take out any insurance without having Lender named as loss payee or additional insured thereon. Borrower shall bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral.

7.9 Amendment to Certificate or Formation. Borrower shall not make any amendment to its Operating Agreement, by-laws, or other formation or operating documents without providing Lender with thirty (30) day's prior notice thereof and obtaining Lender’s prior written approval thereof.

7.10 Transactions with Affiliates. Borrower will not enter into or conduct any transaction with any Affiliate except on terms that would be usual and customary in a similar transaction between Persons not affiliated with each other and except as disclosed to Lender or as set forth in the DIP Budget. Borrower will not make any loans or extensions of credit to any of its Affiliates, members, shareholders, directors or officers.

7.11 Restrictions on Transfer. Borrower will not directly or indirectly issue, transfer, sell or otherwise dispose of, or part with control of, or permit the transfer of, any Collateral or equity interests in Borrower, except with Lender’s prior written consent and by Order of the Bankruptcy Court on notice to Lender.

7.12 Name; Address or State of Organization Change. Borrower will not change its name or change or add any address or location except upon thirty (30) days prior written notice to Lender and delivery to Lender of any items requested by Lender to maintain perfection and priority of Lender's security interests in and access to the Collateral. Borrower shall not change its state of organization or take any action which would result in a change in Borrower's state of organization without Lender's prior written consent.

7.13 Notices. Borrower will promptly notify Lender of (a) any action or proceeding brought against Borrower wherein such action or proceeding could, if determined adversely to Borrower have a Material Adverse Effect, or (b) the occurrence of any Default or Event of Default.

7.14 Additional Documents and Future Actions. Borrower will, at its sole cost, take such actions and provide Lender from time to time with such Loan Agreements, financing statements and additional instruments, documents or information as Lender may deem necessary or advisable to perfect, protect, maintain or enforce the security interests in the Collateral, to permit Lender to protect or enforce its interest in the Collateral, or to carry out the terms of the Loan Documents. Borrower shall at Borrower’s expense cooperate fully with Lender with respect to any proceedings before any court, board or other governmental authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings. Borrower hereby authorizes and  appoints Lender as its attorney-in-fact, with full power of substitution, to take such actions as Lender may deem advisable to protect the Collateral and its interests thereon and its rights hereunder, to file at Borrower's expense financing statements, and amendments thereto, in those public offices deemed necessary or appropriate by Lender to establish, maintain and protect a continuously perfected security interest in the Collateral, and to execute on Borrower's behalf such other documents and notices as Lender may reasonably deem advisable to protect the Collateral and its interests therein and its rights hereunder. Such power being coupled with an interest is irrevocable.

7.15 Material Adverse Contracts. Borrower will not become or be a party to any contract or Loan Agreement which has or could have a Material Adverse Effect. Borrower will deliver to Lender promptly after execution, copies of each new material lease, contract Loan Agreement or commitment to which it is a party and any amendment to any material lease, contract, commencement or Loan Agreement to which Borrower is a party, but nothing herein shall be deemed to constitute Lender’s consent to any lease, contract, Loan Agreement or commitment which is not expressly permitted by the Existing Loan Documents.

7.16 Restrictions on Use of Proceeds. Borrower will not carry or purchase with the proceeds of any of the Loans any "margin security" within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System.

7.17
Bankruptcy Court Order. Borrower shall not at any time: (a) seek, consent to or suffer to exist any modification, stay, vacation or amendment of the Bankruptcy Court Order, except for modifications and amendments agreed to by Lender, and (b) at any time suffer to exist a secured claim or priority for any administrative expense or unsecured claim against Borrower (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation,, any administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b), 546(c) 726 and 1114 of the Bankruptcy Code (whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment)) equal or superior to the priority of Lenders in respect of the obligations hereunder, subject only to the Carve-Out.

7.18
Cooperation and Access. Borrower and its agents and representatives shall cooperate and provide information and documentation reasonably requested by Lender, including those related to the business and financial operations of Borrower. Lender, or such Persons as Lender may designate, may examine (either by Lender or by independent accountants) any of the Collateral or other assets of Borrower, including the books of account of Borrower, and discuss the affairs, finances and accounts of Borrower with its officers and with its independent accountants, at such times as Lender may reasonably request.

7.19	Sole Purpose. Borrower has not and will not:

(i)        merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(ii) fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(iii)	make any investment in, any Person;

(iv) commingle its assets with the assets of any other Person, or permit any Affiliate or constituent party independent access to its bank accounts;

(v) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Loan and the Existing Loans, or (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date;

(vi) fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person;

(vii) enter into any contract or Loan Agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Borrower, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(viii) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(ix) assume or guaranty the debts of any other person, hold itself out to be responsible for the debts of any other person, or otherwise pledge its assets to secure the obligations of any other person or hold out its credit as being available to satisfy the obligations of any other person;

(x) make any loans or advances to any Person;

(xi) fail to (A) file its own tax returns separate from those of any other Person, except to the extent that Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable Legal Requirements, and (B) pay any taxes required to be paid under applicable Legal Requirements;

(xii) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xiii) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, taking into account its existence as a debtor in possession and recognition that the funding provided under the DIP Budget constitutes adequate capital;

(xiv) fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and to use separate stationery, invoices and checks;

(xv) fail to remain solvent or pay its own liabilities (including, without limitation, salaries of its own employees), subject to the Lender’s timely furnishing of such Advances which are made pursuant to Advance Requests made by the Borrower in connection with the DIP Budget;

(xvi) acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable; or

(xvii) exceed the DIP Budget in excess of the Permitted Variances.

7.20 Environmental Matters. Borrower covenants and agrees that so long as Borrower owns, manages, is in possession of, or otherwise controls the operation of the Property: (a) all uses and operations on or of the Property, whether by Borrower or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (b) there shall be no releases of Hazardous Materials in, on, under or from the Property; (c) there shall be no Hazardous Materials in, on, or under the Property, except those that are both (i) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (ii) (A) in amounts not in excess of that necessary to operate the Property for the purposes set forth herein, or (B) fully disclosed to and approved by Lender in writing. For purposes hereof, “Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, that apply to Borrower or the Property and relate to Hazardous Materials or protection of human health or the environment; “Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on the Property is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material”, “hazardous waste”, “toxic substance”, “toxic pollutant”, “contaminant”, or “pollutant” within the meaning of any Environmental Law.

7.21	Bankruptcy. Borrower shall not seek or consent to, any of the following:

(a)  Without the prior written consent of Lender, any modification, stay, vacation or amendment to any Bankruptcy Court Order;

(b)  A priority claim or administrative expense or unsecured claim against Borrower (now existing or hereafter arising of any kind or nature, including any administrative expense of the kind specified in Section 105, 326, 330, 331, 503(a), 503(b), 506(c), 507(b), 546(c), 546(d) or 1114 of the Bankruptcy Code) equal or superior to the priority claim of Lender, except for the Carve-Out;

(c)  Any security interest or lien on any Collateral having a priority equal or superior to the security interest or lien of Lender other than as permitted hereunder;

(d) Any order seeking authority to take any action prior to the effectiveness of a plan of reorganization that is prohibited by the terms of this Loan Agreement or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Loan Agreement or any of the other Loan Documents; or

(e)  Any sale other than to Lender unless all of the Lender Indebtedness is to be paid in full in cash, or other immediately available funds and the arrangements provided for herein terminated pursuant thereto.

8.
CONDITIONS PRECEDENT TO CLOSING. The obligation of Lender to make available the Loan, pursuant to either the Interim Financing Order and/or the Final Financing Order, is subject to the performance by Borrower of all of its Loan Agreements to be performed hereunder and to the following further conditions (any of which may be waived by Lender):

8.1	Loan Documents. Borrower and all other required persons shall have executed and delivered to Lender the executed Loan Documents in form satisfactory to Lender.

8.2	Compliance with DIP Budget. Borrower is in compliance with, the DIP Budget, subject to the Permitted Variances.

8.3	Filing of Petition. The Borrower shall have filed the Chapter 11 Case within one Business Day of the date hereof.

8.4
Representations and Warranties. All representations and warranties of Borrower set forth in the Loan Documents and in this Loan Agreement will be true in all material respects at and as of the date hereof and at and as of the date of any funding of the Loan.

8.5	No Default. No condition or event shall exist or have occurred which would constitute a Default or Event of Default hereunder.

8.6 Bankruptcy Court Order. The entry of an “interim” order of the Bankruptcy Court with respect to the making of the Loan or any portion of it to Borrower in the form of Exhibit C attached hereto (the “Interim Financing Order”), as the same may be amended, modified, or supplemented from time to time with the express written joinder or consent of Lender and Borrower (the “Entry Date”), and the entry of a “final” order at the final financing hearing before the Bankruptcy Court with respect to the making of any further advances under the Loan (the “Final Financing Order”, and together with the Interim Financing Order, the “Bankruptcy Court Order”), and Lender shall have received a certified copy of such order, and such order shall be in full force and effect and shall not have been reversed, stayed, modified or amended absent the prior written consent of Lender and Borrower. The Final Order shall (a) approve all aspects of the Loan and Loan Documents including, without limitation, confirmation of the Existing Liens in the amount of $1,351,354.75, the New Money DIP Loan, the Rollup, the administrative expense superpriority of and the existence and priority of all liens securing the Loan (including, without limitation, a lien on Avoidance Actions), and the rights, remedies and obligations thereunder; (b) provide for such other protections in favor of Lender and the liens securing the Loan as Lender deems necessary; and (c) acknowledge Lender’s right to credit bid up to the full amount of all obligations, liens, claims, and interests under the Loan (including, for the avoidance of doubt, the New Money DIP Loan, the Existing Loans, any unpaid reasonable fees and expenses of Lender thereunder) and in the sale of any of the Collateral, including, without limitation, (x) pursuant to Bankruptcy Code section 363, (y) a plan of reorganization or a plan of liquidation under Bankruptcy Code section 1129, or (z) a sale or disposition by a chapter 7 trustee of the Borrower under Bankruptcy Code section 725.

8.7 Review of Material.    Receipt and review, with results satisfactory to Lender and its counsel, of information regarding the Chapter 11 Case, litigation, tax, accounting, labor, insurances, pension liabilities (actual or contingent), real estate leases, environmental matters, material contracts, debt Loan Agreements, property ownership, contingent liabilities and management of Borrower.

8.8 Entry of Orders. Entry of the Interim Financing Order and any other  appropriate order(s) of the Bankruptcy Court, in form and substance satisfactory to Lender and counsel for Lender, which shall provide, among other provisions: (a) approval of this Loan Agreement; (b) the grant of first priority security interests in and liens upon all the Collateral (subject only to the Carve-Out exceptions set forth in Section 5.1) pursuant to Sections 364(c) and 364(d)(1) of the Bankruptcy Code, and the grant to Borrower of an allowed superpriority administrative expense in accordance with Section 364(c)(1) of the Bankruptcy Code, with priority over all other administrative expenses and claims against Borrower (except for the amount in the Carve-Out, or professional fees and expenses in an amount not to exceed amounts approved by the Bankruptcy Court and acceptable to Lender; it is agreed and understood that the Carve-Out shall not reduce the full amount that is due and owing to Lender under this Loan Agreement, nor shall Lender be required  in the event that Borrower’s assets are insufficient to pay any portion of the Carve-Out, to infuse any money in excess of any unfunded amount of the DIP Budget as approved by a Financing Order to pay any portion of the Carve-Out.  Unless otherwise agreed to in writing by Lender and Borrower, application for an order of the Court approving this Loan Agreement shall be made and filed within three (3) Business Days following the Filing Date, the Bankruptcy Court shall have entered the Interim Financing Order in form satisfactory to Lender on before the tenth (10th) day after the Filing Date, and such Interim Financing Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed or the subject of an appeal.

8.9 Consents. All governmental, shareholder, member, and third party consents and approvals necessary or desirable in connection with this Loan Agreement and the other transactions contemplated hereby shall have been obtained; all such consents and approvals shall be in force and effect; and all applicable waiting periods shall have expired without any action being taken by any authority that could restrain, prevent, or impose any material adverse conditions on this Loan Agreement or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of Lender could have such effect.

8.10 No Restriction. There shall not exist (a) any order, decree, judgment, ruling or injunction which restrains the consummation of this Loan Agreement in the manner contemplated, or (b) any pending or threatened action, suit, investigation or proceeding, which, if adversely determined would materially and adversely affect Borrower, any transaction contemplated hereby or the ability of Lender to exercise its rights thereunder.

8.11 Costs and Expenses. Payment to Lender of the Costs and Expenses set forth herein as provided herein.

8.12 No Material Adverse Change. No Material Adverse Changes in the business assets, liabilities, operations or financial condition of Borrower after the date of this Loan Agreement.

8.13 Cash Collateral.  Approval by the Bankruptcy Court of Borrower’s use of cash collateral upon terms and conditions acceptable to Lender, in accordance with Borrower’s approved budget.

8.14 Insurance. Borrower shall have delivered evidence of all insurance required under Section 7.8 of this Loan Agreement.

8.15 No Trustee or Examiner. No trustee or examiner with expanded powers relating to the operation of the business of Borrower shall have been appointed with respect to its business, properties or assets, including, without limitation, the Collateral and any other property which is security for any Lender Indebtedness.

8.16	Full Compliance With Bankruptcy Court Orders. Borrowers shall have complied in full with all other requirements as provided for under the Interim Financing Order and/or Final Financing Order.

8.17
Priority of Security Interests. All the liens granted to Lender in the Collateral are, subject to the entry of the Interim and/or Final Financing Order, first priority security interests and no Liens exist or any of the Collateral other than the Liens created in favor of Lender.

8.18	Definition. The conditions set forth in Sections 8.1 through 8.17 are the “Conditions Precedent to Closing”.

8.19
Conditions Subsequent to Closing. The conditions which must be satisfied in order for Borrower to receive any portion of the proceeds of the Loan in addition to all conditions set forth in Section 2.3 are as follows (the “Conditions Subsequent to Closing”):

(a)	By the seventieth (70th) day following Borrower’s Filing Date, Borrower shall have complied with its obligations, if any, under section 365(d)(3) of the Bankruptcy Code.

(b)
Final Financing Order. Before the expiration of the Interim Financing Order but in any event no later than the date which is sixty (60) days following the date of the commencement of the Chapter 11 Case, a hearing is held  by the Bankruptcy Court to consider the entry of the Final Financing Order, and such Final Financing Order shall have been entered by the Bankruptcy Court in form and substance satisfactory to Lender, and as provided in the definition thereof shall be a Final Order, except as otherwise consented to by Lender.

9. DEFAULT AND REMEDIES.

9.1	Events of Default. The occurrence of any one or more of the following events shall constitute an Event or Events of Default hereunder:

(a)	The Company fails to commence the Chapter 11 Case (the “Filing Date”) within 1 Business Day of the execution of this Loan Agreement or the Note;

(b)
The Company fails to file with the Bankruptcy Court one or more motions, each in form and substance reasonably acceptable to the Lender seeking approval of the stalking horse asset purchase agreement, dated as of the date hereof, between Borrower and Lender (or an affiliate thereof) (the “Stalking Horse Purchase Agreement”), subject only to higher and/or otherwise better bids through a Court-approved sale process (the “Sale Motion”), and (b) bidding procedures and the Break-Up Fee (as defined in the Stalking Horse Purchase Agreement) (the “Bid Procedures Motion”), within 3 Business Days following the Filing Date;

(c)
The Company fails to obtain entry of a Bankruptcy Court order, in form and substance reasonably satisfactory to the DIP Lender approving the Sale Motion and the Bid Procedures Motion (the “Bid Procedures Order”) within 14 days of the Filing Date;

(d)
The Company fails to hold an auction for the sale of substantially all of Borrower’s assets pursuant to the Stalking Horse Purchase Agreement (such auction process, the “Auction” and the consummation such transactions, the “Sale”) within 30 days after the entry of the Bid Procedures Order;

(e)
If the DIP Lender is the successful bidder at the Auction, the Company fails to obtain entry of a Bankruptcy Court order, in form and substance reasonably satisfactory to the DIP Lender approving (a) the Stalking Horse Purchase Agreement, including any related credit bid of the DIP Lender’s claims under the Loan Agreement and (b) the sale of substantially all the Borrower’s assets pursuant to sections 363(f) and 363(m) of the Bankruptcy Code (free and clear of all liens, claims, interests and encumbrances) (the “DIP Lender Sale Approval Order”) within 3 Business Days of the conclusion of the Auction;

(f)
If a party other than the DIP Lender is the successful bidder at the Auction, the Company fails to obtain entry of a Bankruptcy Court order, in form and substance reasonably satisfactory to the DIP Lender approving (a) the applicable purchase agreement in an amount sufficient to pay in cash all outstanding obligations of Borrower under the DIP Loan Facility (including interest, fees, and expenses) and the Stalking Horse Purchase Agreement (including any expense reimbursement or break-up fees) and (b) the sale of substantially all the Borrower’s assets pursuant to sections 363(f) and 363(m) of the Bankruptcy Code (free and clear of all liens, claims, interests and encumbrances) (the “Third- Party Sale Approval Order”, and together with the DIP Lender Sale Approval Order, the “Sale Approval Order”) within 3 Business Days of the conclusion of the Auction;

(g)
The Company fails to close the Sale within 10 days of the entry of Sale Approval Order, subject to the satisfaction of the conditions precedent to closing set forth in the winning bidder’s Bankruptcy Court approved asset purchase agreement;

(h)	The Company’s Budget varies in excess of Permitted Variances as set forth in the DIP Budget;

(i)	A trustee is appointed, the Company’s Chapter 11 Case is dismissed, or the Chapter 11 Case is converted to a case under Chapter 7 without the consent of the DIP Lender;

(j)	Any Person or entity is granted relief from stay with respect to any portion of the Collateral securing the DIP Loan Facility;

(k)
An order of the Bankruptcy Court in the Company’s Chapter 11 case is entered or modified in a manner materially adverse to the DIP Lender; a motion, pleading or proceeding is filed by the Company that could reasonably be expected to result in a material impairment of the rights, remedies or interests of the DIP Lender; or there is a determination by the Bankruptcy Court with respect to any motion, pleading or proceeding brought by another party which results in any  material impairment of the rights, remedies or interests of the DIP Lender;

(l)
The Company files a motion or proceeding, takes any action or files any plan of reorganization or disclosure statement attendant thereto by Borrower: (i) to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code not otherwise permitted under the DIP Loan Facility; (ii) to grant any lien upon or affecting any Collateral; or (iii) except as provided in the Interim Order and/or the Final Order, as the case may be, to use cash collateral under Section 363(c) of the Bankruptcy Code without the prior written consent of the DIP Lender, unless such additional funding, whether sought by motion or plan of reorganization, provides for both (i) termination of the commitments and (ii) repayment in full in cash of all of the obligations under the DIP Facility (or other treatment of such obligations acceptable to the DIP Lender) on or before the effective date of such plan(s);

(m)	Except as otherwise provided for in the DIP Budget, as applicable, the Company pays or applies for authority to pay pre-petition indebtedness or payables without the prior consent of the DIP Lender;

(n)
An order is entered by the Bankruptcy Court amending, supplementing, staying, vacating, rescinding or otherwise modifying any documents implementing the DIP Loan Facility or the Interim Order or the Final Order, or any provision thereof ceases to be effective or is contested by any Loan Party, without the written consent of the DIP Lender;

(o)
An order is entered confirming a plan(s) of reorganization that, unless otherwise approved by the DIP Lender, does not provide for both (i) termination of the commitments and (ii) repayment in full in cash of all of the obligations under the DIP Loan Facility (or other treatment of such obligations acceptable to the DIP Lender) on or before the effective date of such plan(s);

(p)
An order is entered by the Bankruptcy Court granting relief from or modifying the automatic stay for any creditor or party (other than the DIP Lender) holding a security interest to execute upon, foreclose (or grant a deed in lieu of foreclosure or the like), take possession of, exercise set-off or any similar remedy against, or otherwise enforce a lien on any Collateral or any assets of the Company;

(q)	The Company objects or supports an objection, whether in a writing or otherwise, to the DIP Lender’s right to credit bid its claim under the DIP Loan Facility in the Sale.

(r)
The Company fails to pay any amount of principal or interest on the Notes, or any fee or other sums payable hereunder, or any other Lender Indebtedness on the date on which such payment is due, at the stated maturity or due date thereof, or by reason of any requirement for the prepayment thereof, by acceleration or otherwise; and

(s)
The Company fails to duly perform or observe any obligation, covenant or agreement on its part contained herein or in any other Loan Document not otherwise specifically constituting an Event of Default under the Note or the Loan Agreement  and such failure continues uncured for a period of ten (10) days after the earlier of (i) notice from the DIP Lender to the Company of the existence of such failure, or (ii) any officer or principal of the Company knows or should have known of the existence of such failure, provided that, in the event such failure is incapable of remedy, or was willfully caused or permitted by the Company, the Company shall not be entitled to any notice or grace hereunder.

9.2 Remedies. Subject to the terms and conditions of the Financing Orders, at the option of Lender, upon the occurrence of an Event of Default, or at any time thereafter, following delivery of a notice of default to the Company, with a copy to the Creditors Committee, if any, and the Office of the United States Trustee:

(a) The entire outstanding principal amount of the Loan, together with all accrued and unpaid interest, Costs and Expenses, and other charges and sums due hereunder and under the other Existing Loan Documents, and all other obligations of Borrower to Lender hereunder or under any other Loan Agreement, note or otherwise arising will become immediately due and payable without any further demand or notice;

(b) Lender may increase the interest rate on the Loan to the applicable default rate set forth herein, without notice;

(c)
Subject to the Approval of the Bankruptcy Court in the Financing Order, Lender, after providing seven (7) days prior written notice to counsel for the Borrower, the US Trustee, and counsel for any Committee retained in the Chapter 11 Case, Lender shall be automatically and completely relieved from the effect of any stay under section 362 of the Bankruptcy Code, any other restriction on the enforcement of its Liens upon and security interests in the Collateral or any other rights granted to Lender pursuant to the terms and conditions of this Agreement and the Existing Loans, and Lender shall be authorized, in its sole discretion, to take any and all actions and remedies provided to it in this Interim Order, the Financing Agreements or applicable law which Lender may deem appropriate and to proceed against and realize upon the Collateral or any other property of the Debtor’s Estate, including the taking possession of the Collateral and any records relating thereto;

(d)
Lender may exercise each and every right and remedy granted to it under the Loan Documents and/or the Existing Loan Documents, under the Uniform Commercial Code and under any other applicable law or at equity; and/or

(e)
Lender may, if such Event of Default is due to the Borrower’s failure to satisfy the condition set forth in Section 9.1(a) and the Closing has not occurred, terminate this Agreement and all rights and obligations hereunder upon notice to the Borrower.

9.3
Delay or Omission Not Waiver. Neither the failure nor any delay on the part of Lender to exercise any right, remedy, power or privilege under the Loan Documents upon the occurrence of any Event of Default or otherwise shall operate as a waiver thereof or impair any such right, remedy, power or privilege. No waiver of any Event of Default shall affect any later Event of Default or shall impair any rights of Lender. No single, partial or full exercise of any rights, remedies, powers and privileges by Lender shall preclude further or other exercise thereof. No course of dealing between Lender and Borrower shall operate as or be deemed to constitute a waiver of Lender's rights under the Loan Documents or affect the duties or obligations of Borrower.

9.4
Remedies Cumulative; Consents. The rights, remedies, powers and privileges provided for herein shall not be deemed exclusive, but shall be cumulative and shall be in addition to all other rights, remedies, powers and privileges in Lender's favor at law or in equity. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise at such time and in such order as Lender may determine in Lender’s sole discretion. Whenever Lender's consent or approval is required, such consent or approval shall be at the sole and absolute discretion of Lender.

9.5	Certain Fees, Costs, Expenses, Expenditures and Indemnification. Borrower agrees to pay on demand all costs and expenses of Lender, including without limitation:

(a)
all losses, costs and expenses in connection with the enforcement, protection and preservation of Lender's rights or remedies under the Loan Documents, or any other Loan Agreement relating to any Lender Indebtedness, or in connection with legal advice relating to the rights or responsibilities of Lender (including without limitation court costs, reasonable attorney's fees and expenses of accountants and appraisers);

(b)
all losses, costs and expenses in connection with Lender’s defense of any action or proceeding commenced or threatened by a third party against Lender’s rights in and to the Collateral, provided, however, that if such action or proceeding is commenced by the Creditors Committee, if any, or a Trustee appointed by the Court in the Chapter 11 Case, and Lender is unsuccessful in defending the same, the Borrower shall have no obligation to pay any resulting losses, costs and expenses in or from such action or proceeding; and

(c)
any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and all liabilities to which Lender may become subject as the result of delay in paying or omission to pay such taxes.

In the event Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which it is required to pay hereunder, or fails to keep the Collateral free from security interests or liens (except as expressly permitted herein), or fails to maintain or repair the Collateral as required hereby, or otherwise breaches any obligations under the Loan Documents, Lender in its discretion, may make expenditures for such purposes and the amount so expended (including reasonable attorney's fees and expenses, filing fees and other charges) shall be payable by Borrower on demand and shall constitute part of Lender Indebtedness.

With respect to any amount required to be paid by Borrower under this Section, in the event Borrower fails to pay such amount on demand, Borrower shall also pay to Lender interest thereon at the highest default rate set forth herein.

Borrower agrees to indemnify and hold harmless Lender and Lender's officers, directors, shareholders, employees and agents, from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not such Person is a party to any litigation), including reasonable attorney's fees and costs and costs of investigation, document production, attendance at depositions or other discovery with respect to or arising out of this Loan Agreement or any of the other Loan Documents, the use of any proceeds advanced hereunder, the transactions contemplated hereunder, or any claim, demand, action or cause of action being asserted against Borrower or any of its Affiliates.

Borrower's obligations under this Section shall survive termination of this Loan Agreement and repayment of Lender Indebtedness.

9.6	Time is of the Essence. Time is of the essence in Borrower's performance of its obligations under the Loan Documents.

9.7
Sale or Other Disposition of Collateral. The sale, lease or other disposition of the Collateral, or any part thereof, by Lender after an Event of Default may be for cash, credit or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against Lender Indebtedness then owing. Any sales of the Collateral may be adjourned from time to time with or without notice. Lender may cause the Collateral to remain on Borrower's premises or otherwise or  to be removed and stored at premises owned by other persons, at Borrower's expense, pending sale or other disposition of the Collateral. Borrower, at Lender's request, shall assemble the Collateral consisting of inventory and tangible assets and make such assets available to Lender at a place to be designated by Lender. Lender shall have the right to conduct such sales on Borrower's premises, at Borrower's expense, or elsewhere, on such occasion or occasions as Lender may see fit. Any notice required to be given by Lender of a sale, lease or other disposition or other intended action by Lender with respect to any of the Collateral which is deposited in the United States mail, postage prepaid and duly addressed to Borrower at the address specified in Section 10.1 below, at least ten (10) business days prior to such proposed action, shall constitute fair and reasonable notice to Borrower of any such action. The net proceeds realized by Lender upon any such sale or other disposition, after deduction for the expenses of retaking, holding, storing, transporting, preparing for sale, selling or otherwise disposing of the Collateral incurred by Lender in connection therewith and all other costs and expenses related thereto including attorney fees, shall be applied in such order as Lender, in its sole discretion, elects, toward satisfaction of Lender Indebtedness. Lender shall account to Borrower for any surplus realized upon such sale or other disposition, and Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Lender's security interest in the Collateral. Borrower agrees that Lender has no obligation to preserve rights to the Collateral against any other parties. Subject to the approval of the Bankruptcy Court, Lender is hereby granted a license or other right to use, after an Event of Default, without charge, Borrower's labels, general intangibles, intellectual property, equipment, real estate, patents, copyrights, rights of use of any name, trade secrets, trade names, domain names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any inventory or other Collateral and Borrower's rights under all contracts, licenses, approvals, permits, leases and franchise Loan Agreements shall inure to Lender's benefit. Lender shall be under no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of Lender Indebtedness.

9.8
Set-Off. Without limiting the rights of Lender under applicable law, Lender has and may exercise a right of set-off, a lien against and a security interest in all property of Borrower now or at any time in Lender's possession in any capacity whatsoever, including but not limited to any balance of any deposit, trust or agency account, or any other bank account with Lender, as security for all Lender Indebtedness. At any time and from time to time following the occurrence of an Event of Default, or an event which with the giving of notice or passage of time or both would constitute an Event of Default, Lender may without notice or demand, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit of Borrower against any or all of Lender Indebtedness and Borrower's obligations under the Loan Documents.

9.9
Turnover of Property Held by Lender. Borrower irrevocably authorizes any Affiliate of Lender, upon and following the occurrence of an Event of Default, at the request of Lender and without further notice, to turn over to Lender any property of Borrower held by such Affiliate, including without limitation, funds and securities for such Borrower's account and to debit, for the benefit of Lender, any deposit account maintained by Borrower with such Affiliate (even if such deposit account is not then due or there results a loss or reduction of interest or the imposition of a penalty in accordance with law applicable to the early withdrawal of time deposits), in the amount requested by Lender up to the amount of Lender Indebtedness, and to pay or transfer such amount or property to Lender for application to Lender Indebtedness.

10.	COMMUNICATIONS AND NOTICES.

10.1    Communications and Notices. All notices, requests and other communications made or given in connection with the Loan Documents shall be in writing and, unless receipt is stated herein to be required, shall be deemed to have been validly given if delivered personally to the individual or division or department to whose attention notices to a party are to be addressed, or by private carrier, or registered or certified mail, return receipt requested, or by telecopy with the original forwarded by first-class mail, in all cases, with charges prepaid, addressed as follows, until some other address (or individual or division or department for attention) shall have been designated by notice given by one party to the other:

To Borrower:

  BioRestorative Therapies, Inc.
  40 Marcus Drive, Suite One
  Melville, NY 11747
  Facsimile No.: (631) 760-8414
 Attention: Chief Executive Officer
Email: mweinreb@biorestorative.com

With a copy to:

Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue
East Meadow, NY 11554
Facsimile No.: (516) 296-7111
Attention: Fred Skolnik, Esq.
Email: fskolnik@certilmanbalin.com

To Lender:

John M. Desmarais
26 Deer Creek Lane
Mt. Kisko, NY 10549
Attention: John M. Desmarais
Email: JDesmarais@desmaraisllp.com

With a copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Tel: (212) 596-9514
Attention: Jonathan P. Gill
Email: Jonathan.Gill@ropesgray.com

11.	WAIVERS.

11.1
Waivers. In connection with any proceedings under the Loan Documents, including without limitation any action by Lender in replevin, foreclosure or other court process or in connection with any other action related to the Loan Documents or the transactions contemplated hereunder, Borrower waives:

(a)	all errors, defects and imperfections in such proceedings;

(b)       all benefits under any present or future laws exempting any property, real or personal, or any part of any proceeds thereof from attachment, levy or sale under execution, or providing for any stay of execution to be issued on any judgment recovered under any of the Loan Documents or in any replevin or foreclosure proceeding, or otherwise providing for any valuation, appraisal or exemption;

(c)      presentment for payment, demand, notice of demand, notice of non-payment, protest and notice of protest of any of the Loan Documents, including the Note;

(d)       any requirement for bonds, security or sureties required by statute, court rule or otherwise; and

 (e)        any demand for possession of Collateral prior to commencement of any suit.

11.2	Forbearance. Lender may release, compromise, forbear with respect to, waive, suspend, extend or renew any of the terms of the Loan Documents, without notice to Borrower.

11.3	Limitation on Liability. Borrower shall be responsible for and Lender, solely in its capacity as Lender, is hereby released from any claim or liability in connection with:

(a)	Safekeeping any Collateral;

(b)	Any loss or damage to any Collateral;

(c)	Any diminution in value of the Collateral; or

(d)	Any act or default of another Person.

Lender, solely in its capacity as Lender, shall only be liable for any act or omission on its part constituting willful misconduct. In the event that Lender breaches its required standard of conduct, Borrower agrees that its liability shall be only for direct damages suffered and shall not extend to consequential or incidental damages. In the event Borrower brings suit against Lender in connection with the transactions contemplated hereunder and Lender is found not to be liable, Borrower will indemnify and hold Lender harmless from all costs and expenses, including reasonable attorney's fees, including, without limitation, reasonable attorney's fees incurred post-judgment incurred by Lender in connection with such suit. This Loan Agreement is not intended to obligate Lender to take any action with respect to the Collateral or to incur expenses or perform any obligation or duty of Borrower.

12.	SUBMISSION TO JURISDICTION.

12.1 Submission to Jurisdiction. The Bankruptcy Court shall have exclusive jurisdiction with regard to all actions and proceedings related to the Loan Documents and/or the transactions contemplated hereby. With respect to any actions that are not subject to the jurisdiction of the Bankruptcy Court, Borrower hereby consents to the exclusive jurisdiction of any state or federal court located within the State of New York, and irrevocably agrees that, subject to Lender's election, all actions or proceedings relating to the Loan Documents or the transactions contemplated hereunder shall be litigated in such courts, and Borrower waives any objection which it may have based on lack of personal jurisdiction, improper venue or forum non conveniens to the conduct of any proceeding in any such court and waives personal service of any and all process upon it, and consents that all such service of process be made by mail or messenger directed to it at the address set forth in Section 10.1. Nothing contained in this Section 12.1 shall affect the right of Lender to serve legal process in any other manner permitted by law or affect the right of Lender to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction.

13.	USA PATRIOT ACT PROVISIONS.

13.1 USA Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

14.	MISCELLANEOUS.

14.1
Brokers. The transaction contemplated hereunder was brought about and entered into by Lender and Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Borrower represents to Lender that Borrower has not committed Lender to the payment of any brokerage fee or commission in connection with this transaction. If any such claim is made against Lender by any broker, finder or agent or any other Person, Borrower agrees to indemnify, defend and hold Lender harmless against any such claim, at Borrower's own cost and expense, including Lender's attorneys' fees. Borrower further agrees that until any such claim or demand is adjudicated in Lender's favor, the amount claimed and/or demanded shall be deemed part of Lender Indebtedness secured by the Collateral.

14.2
Use of Lender's Name. Borrower shall not use Lender's name or the name of any of Lender's Affiliates in connection with any of its business or activities except as may otherwise be required by the rules and regulations of the Securities and Exchange Commission or any like regulatory body and except as may be required in its dealings with any governmental agency.

14.3
No Joint Venture. Nothing contained herein is intended to permit or authorize Borrower to make any contract on behalf of Lender, nor shall this Loan Agreement be construed as creating a partnership, joint venture or making Lender an investor in Borrower.

14.4
Survival. All covenants, Loan Agreements, representations and warranties made by Borrower in the Loan Documents or made by or on its behalf in connection with the transactions contemplated herein shall be true at all times this Loan Agreement is in effect and shall survive the execution and delivery of the Loan Documents, any investigation at any time made by Lender or on its behalf and the making by Lender of the loans or advances to Borrower. All statements contained in any certificate, statement or other document delivered by or on behalf of Borrower pursuant hereto or in connection with the transactions contemplated hereunder shall be deemed representations and warranties by Borrower.

14.5
No Assignment by Borrower. Borrower may not assign any of its rights hereunder without the prior written consent of Lender and any such assignment shall be void and of no force or effect. Lender shall not be required to lend hereunder except to Borrower as it presently exists.

14.6
Assignment or Sale by Lender. Lender may sell, assign or participate all or a portion of its interest in the Loan Documents, and, in connection therewith, may make available to any prospective purchaser, assignee or participant any information relative to Borrower in its possession.

14.7	Binding Effect. This Loan Agreement and all rights and powers granted hereby will bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

14.8
Severability. The provisions of this Loan Agreement and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

14.9	No Third Party Beneficiaries. The rights and benefits of this Loan Agreement and the Loan Documents shall not inure to the benefit of any third party.

14.10
Modifications. No modification of this Loan Agreement or any of the Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought. No modification shall constitute, or be constitute to constitute, a novation of this Loan Agreement, and all terms contained herein not expressly modified in such writing shall continue in full force and effect.

14.11
Holidays. If the day provided herein for the payment of any amount or the taking of any action falls on a Saturday, Sunday or public holiday at the place for payment or action, then the due date for such payment or action will be the next succeeding Business Day.

14.12
Law Governing. This Loan Agreement has been made, executed and delivered in the State of New York and will be construed in accordance with and governed by  the laws of such State without regard to conflict of law principles.

14.13
Integration. The Loan Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender's rights, powers, remedies and security. The Loan Documents contain the entire understanding of the parties thereto with respect to the matters contained therein and supersede all prior Loan Agreements and understandings between the parties with respect to the subject matter thereof and do not require parol or extrinsic evidence in order to reflect the intent of the parties. In the event of any inconsistency between the terms of this Loan Agreement and the terms of the other Loan Documents, the terms of this Loan Agreement shall prevail.

14.14	Exhibits and Schedules. All exhibits and schedules attached hereto are hereby made a part of this Loan Agreement.

14.15	Headings. The headings of the Articles, Sections, paragraphs and clauses of this Loan Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Loan Agreement.

14.16
Counterparts. This Loan Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Loan Agreement by signing any such counterpart.

14.17	Effect of Financing Orders.

(a)
The liens and security interests referred to in this Loan Agreement, any Security Document and any other Loan Documents with respect to Borrower shall be deemed valid and perfected by entry of the Interim Financing Order and/or Final Financing Order, subject only to the terms and conditions of the Financing Orders.

(b)
The liens, security interests, lien priorities, administrative priorities and other rights and remedies granted to Lender, pursuant to this Loan Agreement, the other Loan Documents and the Financing Orders (specifically including but not limited to the existence, perfection and priority of the liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of debt by Borrower (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of the Chapter 11 Cases, or by any other act or omission whatever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(i)	except for the amounts included in the Carve-Out (however, it is agreed and understood that the Carve-Out shall not reduce the full amount that is due and owing to Lender under this Loan Agreement);

(ii)
the liens and security interests in favor of Lender set forth herein, in the Security Documents and in the other Loan Documents, shall constitute valid and perfected first priority liens and security interests and shall be prior to all other liens and interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever, and

(iii)
the security interests and liens upon the Collateral in favor of Lender as set forth in this Loan Agreement, the Security Documents and in the other Loan Documents shall constitute valid and perfected first priority security interests, without the necessity that Lender file financing statements or otherwise perfect its liens and security interests in the Collateral under applicable non-bankruptcy law.

(c)
The security interests and other liens of Lender hereunder and under the other Loan Documents shall be subordinate to the payment of the following: (i)(x) allowed and unpaid fees pursuant to Section 1930 of Title 28 of the United States Code and to the Clerk of the Bankruptcy Court and any fees payable to the Office of the United States Trustee, (ii) allowed and unpaid claims of professionals whose retention is approved by the Bankruptcy Court during the Chapter 11 Cases pursuant to Sections 327 and 1103 of the Bankruptcy Code for unpaid fees and expenses that are approved by order of the Bankruptcy Court pursuant to Sections 326, 328, 330 or 331 of the Bankruptcy Code; provided, that, (A) the Carve-Out shall not include, apply to, or be available for any fees or expenses incurred by any party, including Borrower, any committee or any professional, in connection with (1) the initiation or prosecution of any claims or defenses against Lender, or preventing, hindering or delaying the assertion of enforcement of any lien, claim, right or security interest or realization upon any Collateral by Lender, (2) a request to use cash collateral (as such term is defined in Section 363 of the Bankruptcy Code) without the prior written consent of Lender, (3) a request, without the prior written consent of Lender, for authorization to obtain debtor-in-possession financing or other financial accommodations pursuant to Section 364(c) or (d) of the Bankruptcy Code that does not indefeasibly repay in full in cash Lender Indebtedness on terms and conditions acceptable to Lender or (4) any act which has the effect of materially or adversely modifying or compromising the rights and remedies of Lender as set forth herein, in the other Loan Documents and in the Financing Orders, or which results in the occurrence of an Event of Default, and (B) in the event of any inconsistency in the definition of Carve-Out between the provisions of this Loan Agreement and any Financing Order, the provisions of this Loan Agreement shall govern unless Lender consents to such Financing Order. The foregoing shall not be construed as a consent to the allowance of any fees and expenses referred to above and shall not affect the right of Lender to object to the allowance and payment of such amounts. Further, it is agreed and understood that (i) the Carve-Out shall not reduce or affect the full amount that is due and owing to Lender under this Loan Agreement, and (ii) nothing herein shall be construed to require Lender, in the event that Borrower’s assets are insufficient to pay any portion of the Carve-Out, to infuse any money in excess of any unfunded amount of the DIP Budget as approved by a Financing Order to pay any portion of the Carve-Out.

14.18
Waiver of Right to Trial by Jury. BORROWER AND LENDER WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER ANY OF THE LOAN DOCUMENTS OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF BORROWER OR LENDER WITH RESPECT TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. BORROWER AND LENDER AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS LOAN AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF BORROWER AND LENDER TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. BORROWER ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION, THAT IT FULLY UNDERSTANDS ITS TERMS, CONTENT AND EFFECT, AND THAT IT VOLUNTARILY AND KNOWINGLY AGREES TO THE TERMS OF THIS SECTION.

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IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement as of the date first above written.

                        BORROWER:

  BIORESTORATIVE THERAPIES, INC.
By:_______________________________
Name:_____________________________
Title:

                        LENDER:

  PHOENIX CELL GROUP HOLDINGS, LLC

By: _______________________________
Name:
Title: